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							Exhibit 99



	 Contacts:  Sue Kraus, Sprint Corporation, 202-828-7410
		    Tony Good, EDS, 214-605-6777
		    Bill White, Sprint Corporation, 913-624-2226

						   FOR RELEASE JUNE 6, 1994


		SPRINT AND EDS NO LONGER DISCUSSING MERGER OF EQUALS
		   Companies To Continue Discussions Concerning
			  Possible Strategic Relationship


       NEW YORK, June 6, 1994 -- Electronic Data Systems (EDS) and Sprint Corporation announced today that, in their ongoing discussions, the companies are no longer considering a merger of equals but are continuing to explore other forms of a strategic relationship. The companies said they have been unable to reach agreement with respect to the financial terms of a merger transaction.

       This announcement follows a May 16 disclosure that the two companies had been engaged in broad discussions, which included a possible merger of equals, but that "significant issues, including relative values" remained to be resolved.

       EDS chairman and chief executive officer Les Alberthal and Sprint chairman and chief executive officer William T. Esrey said the two companies continue to believe that convergence of their industries will create tremendous opportunities.

       "We have been in discussions concerning how to best integrate these converging functions for the benefit of our customers," said Messrs. Esrey and Alberthal. "Part of those discussions involved exploring a merger of equals. That option is no longer being discussed, but there may be other ways we can work together to achieve strategic objectives."

       General Motors stated today that it would continue to consider a spin-off of EDS to Class E shareholders to facilitate EDS' ability to attain its strategic objectives. Such a spin-off could occur through an exchange of EDS common stock for Class E stock and would be proposed only in a transaction that is tax-free.

       EDS has operations in more than 30 countries, employs approximately 70,000 and is the leader in applying information technology to meet the needs of businesses and governments around the world. Class E stock is a common stock of General Motors, traded under the symbol GME. EDS reported revenues of $8.6 billion in 1993.

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    Sprint And EDS No Longer Discussing Merger of Equals

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       Sprint is a diversified international telecommunications company with more than $11 billion in annual revenues and the United States only nationwide all-digital, fiber-optic network. Its divisions provide global long distance voice, data and video products and services, local telephone services to more than 6.2 million subscriber lines in 19 states, and cellular operations that serve 42 metropolitan markets and more than 50 rural service areas.


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    ADDITIONAL CONTACT:  Toni Simonetti, General Motors 212-418-6380

    SK/GC
    060694